Exhibit 99.1

Contact Information:

CCG Investor Relations 10960 Wilshire Boulevard Suite 2050 Los Angeles, California 90024 (310) 231-8600 ext. 103 Crocker Coulson, President Elaine Ketchmere, Partner	Perini Corporation 73 Mount Wayte Ave. Framingham, MA 01701 (508) 628-2295 Kenneth R. Burk, Senior Vice President & Chief Financial Officer

FOR IMMEDIATE RELEASE

Perini Corporation Announces Q3 2007 Results

•	Q3 revenues of $1.24 billion, up 60.7% from 2006
•	Q3 net income of $24.0 million, up 151% from 2006
•	Year-to-date net income of $74.2 million; diluted EPS of $2.71 per share
•	Increases 2007 guidance and provides initial guidance for 2008

Framingham, MA – November 8, 2007 – Perini Corporation (NYSE: PCR), a leading building, civil construction and construction management company, today reported results for the third quarter ended September 30, 2007.

Third Quarter Results

Revenues from construction operations were $1.24 billion for the third quarter of 2007, as compared to revenues of $773 million reported for the third quarter of 2006.

Net income was $24.0 million for the third quarter of 2007, as compared to third quarter net income of $9.6 million in 2006. Diluted earnings per common share were $0.87 for the third quarter of 2007, as compared to $0.36 for the third quarter of 2006.

Nine Month Results

Revenues from construction operations were $3.38 billion for the first nine months of 2007, as compared to revenues of $2.1 billion for the first nine months of 2006.

For the first nine months of 2007, net income was $74.2 million, as compared to $22.2 million for the first nine months of 2006. Diluted earnings per common share were $2.71 for the first nine months of 2007, as compared to $0.82 for the first nine months of 2006.

Robert Band, President and Chief Operating Officer, stated that, “We are pleased to again report, for the eighth consecutive quarter, the largest quarter for revenues, and for nine months the largest net income in the 113-year history of the Company, led again by our building and management services segments. The increase in our revenues and profit continues to primarily reflect the conversion of our substantial building segment backlog into revenues and profit as anticipated. In addition, our management services segment continues to deliver outstanding results.”

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November 8, 2007	Perini Q3 Results	Page 2

Backlog at $7.8 Billion

The backlog of uncompleted construction work at September 30, 2007 was $7.8 billion, as compared to the backlog of $8.5 billion reported at December 31, 2006. The September 30, 2007 backlog includes new contract awards and adjustments to contracts in process added during the third quarter of 2007 totaling $385 million, which includes approximately $68 million of additional work in security projects in Iraq under the U. S. Army Corps of Engineers’ CENTCOM program; a new $70 million high school in Orlando, Florida; and approximately $196 million of various new awards at Rudolph & Sletten, primarily in the healthcare and office building markets.

Financial Condition Remains Strong in 2007

The Company’s financial condition remained strong at September 30, 2007. Working capital increased to $262.4 million at September 30, 2007, from $194.0 million at December 31, 2006. The Company improved its solid base of shareholders’ equity to $334.4 million at September 30, 2007. In addition, the Company has $113.5 million available to borrow under its credit facility at September 30, 2007. The Company believes its strong financial position and credit arrangements are adequate to support its substantial backlog.

Outlook

As a result of the strong performance in the first nine months by the building and management services segments, the Company is increasing guidance for 2007 revenues from a range of $4.1 to $4.3 billion to a range of $4.4 to $4.6 billion, and diluted earnings per share from a range of $2.80 to $3.00 to a range of $3.30 to $3.45.

Based on the current backlog revenues and profitability and the strength of our position in the marketplace, the Company is providing initial guidance for 2008 revenues in the range of $5.0 to $5.4 billion, and diluted earnings per share ranging from $3.50 to $3.75.

About Perini Corporation

Perini Corporation is a leading construction services company offering diversified general contracting, construction management and design-build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures.

We offer general contracting, pre-construction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including sitework, concrete forming and placement and steel erection. We are known for our hospitality and gaming industry projects, sports and entertainment, educational, transportation, healthcare, biotech, pharmaceutical and high-tech facilities, as well as large and complex civil construction projects and construction management services to U.S. military and government agencies.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's ability to successfully and timely complete construction projects; the Company’s ability to convert backlog into revenue; the potential delay, suspension, termination, or reduction in scope of a construction project; the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure its performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects; possible changes or developments in worldwide or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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November 8, 2007	Perini Q3 Results	Page 3

Perini Corporation (NYSE) Summary of Consolidated Earnings (Unaudited) (In Thousands of Dollars)

	For the Three Months		For the Nine Months
	Ended Sept. 30,		Ended Sept. 30,
	2007	2006	2007	2006
Revenues:
Building	$ 1,145,092	$ 643,642	$3,084,676	$ 1,714,014
Civil	63,025	64,012	183,256	206,347
Management services	34,549	65,628	113,710	178,146
TOTAL REVENUES	$ 1,242,666	$ 773,282	$3,381,642	$ 2,098,507

Gross profit	$ 63,895	$ 43,131	$ 186,694	$ 112,469
General and administrative expenses	30,396	26,181	79,734	72,595
Income from construction operations	33,499	16,950	106,960	39,874
Other income, net	4,425	638	9,581	1,311
Interest expense	(406)	(979)	(1,527)	(2,846)
Income before income taxes	37,518	16,609	115,014	38,339
Provision for income taxes	(13,507)	(7,026)	(40,772)	(16,105)
NET INCOME	$ 24,011	$ 9,583	$ 74,242	$ 22,234

Less: Dividends accrued on Preferred Stock	--	--	--	(166)
Excess of fair value over carrying value upon redemption
of Preferred Stock	--	--	--	(253)
Total available for common stockholders	$ 24,011	$ 9,583	$ 74,242	$ 21,815

BASIC EARNINGS PER COMMON SHARE	$ 0.89	$ 0.36	$ 2.77	$ 0.83

DILUTED EARNINGS PER COMMON SHARE	$ 0.87	$ 0.36	$ 2.71	$ 0.82

Weighted average common shares outstanding:
Basic	26,936	26,443	26,763	26,240
Effect of dilutive stock options, warrants and
restricted stock units outstanding	622	338	591	462
Diluted	27,558	26,781	27,354	26,702

Selected Balance Sheet Data (Unaudited)

(In Thousands of Dollars)

	September 30,	December 31,
	2007	2006
Total assets	$ 1,574,852	$ 1,195,992
Working capital	$ 262,420	$ 193,952
Long-term debt, less current maturities	$ 14,944	$ 34,135
Stockholders' equity	$ 334,426	$ 243,859

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